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VIA FACSIMILE AND OVERNIGHT DELIVERY


December 6, 2000

Mark Gercenstein
9909 Windy Hollow Road
Great Falls, VA 22066


Dear Mark:

This letter will serve as confirmation of the termination of your employment as an officer and your position as a director from InterDigital Communications Corporation and its subsidiaries (the "Company") on November 20, 2000 and that the Company will provide the following benefits provided that you indicate your agreement by signing and accepting them under the following terms and conditions:

1. Severance Benefits. November 20, 2000 was the last day of your employment. If you execute and return this Agreement without revocation in accordance with the instructions set forth below, you will receive the benefits provided for in the event of a "Termination Without Cause" as described in Section 10.5 of your Employment Agreement, dated April 17, 2000, with the Company. The cash payments will accrue to you on a semi-monthly basis in accordance with the Company's standard pay periods, and will be paid to you as accrued following execution and delivery of this Agreement and the expiration of the revocation period without revocation taking place in accordance with the instructions set forth below. However, notwithstanding the provision for an eighteen month pay-out contained in your Employment Agreement, the special bonus of $50,000 (50% of $100,000) provided for under Section 5C thereof will be payable to you in one lump sum the later of December 31, 2000 or the regular pay period following the expiration of the revocation period described in paragraph 13(c) herein. Accrued salary and unused vacation days will be paid to you on the later of the next regular pay period following your last day of employment or the regular pay period following the expiration of the said revocation period.

2.  Car, Apartment and Other Property.

         (a) You will cooperate with the Company in transferring or terminating the Lease Agreements for your apartment located at 3000 Valley Forge Circle, Apt.345, King of Prussia, PA and your 2000 Lincoln LS automobile, including by executing documentation reasonably requested by the Company to accomplish said purposes. In this regard, you will vacate the apartment on or before December 31, 2000, leaving all furnishings purchased by or for which reimbursement was made by the Company in the apartment. If you execute and return this Agreement without revocation in accordance


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         with the instructions set forth below, the Company will pay you an amount sufficient to indemnify you for federal and state taxes (but not penalties or interest) you will have on the W-2 income generated by the Company's payment of your apartment and automobile expenses during 2000 so as to leave you with a tax liability equal to what you would have had if no such reimbursements were made and deductions permitted (the "Gross-Up"). The amount of the Gross-Up shall be determined in the professional judgement of InterDigital's CFO after consultation with each party's tax adviser.

         (b) You will return the Palm Pilot and Nokia cellular telephone provided to you by the Company within the next seven days in the same condition provided to you, reasonable wear and tear excepted. The Palm Pilot shall be returned with all Company business data and contacts intact.

3. Outplacement. You will receive outplacement assistance through Manchester Partners International for a period of up to six months (to the extent you have not found alternate employment within such period) from the date of your employment termination. These services will be coordinated through me.

4. Stock Options and RSUs. All vested options previously granted to you by the Board will terminate in accordance with the terms of the applicable Stock Option Plan under which they were granted. All unvested options have been cancelled. All vested RSU previously granted to you by the Board will vest in accordance with the terms of the 1999 Restricted Stock Plan, as amended. All unvested RSUs have been cancelled. A schedule setting forth your holdings and other pertinent information has been forwarded to you.

5. 401(k). If you are a 401(k) Savings Plan participant, your payroll deductions have ceased effective your last day of employment.

6. Flexible Reimbursement Account. Assuming you execute and return this Agreement without revocation in accordance with the instructions set forth below, the premiums for continuation of your current medical and dental benefits will continue to be withheld from your salary continuation.

7. Unemployment Compensation. You may be eligible to file for unemployment benefits immediately. Your salary continuance and vacation day pay should not reduce your unemployment compensation. There is a one week waiting period for eligibility. You should contact your state unemployment office and sign up as soon as possible.

8. Confidential Information. You agree that you will not, at any time during or after employment by the Company, disclose to any person or corporation, or use, directly or indirectly, for you own benefit or the benefit of any person or entity, any of the confidential and proprietary information of the Company (the "Confidential Information"). You further agree that such

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Confidential Information includes but is not limited to, information regarding the Company's technology, products and internal affairs that is not otherwise publicly available. You agree to immediately return copies of any such Confidential Information that may be in your possession. By signing below, you reaffirm your obligations under your Employment Agreement and the Non-Disclosure and Assignment of Ideas agreement signed by you at the commencement of you employment with the Company.

9. Public Announcements. In response to any inquiries by employees of the Company or third parties concerning any of the terms or circumstances of your termination, you agree (i) to state only that your employment with and position as a director of the Company have terminated or to state information publicly disclosed by the Company, whether in press releases, public filings or otherwise, or (ii) if information publicly disclosed by the Company, whether in press releases, public filings or otherwise, concerning this Agreement is inaccurate in any material respect, you may respond to the inquiry with accurate corrective information so long as you have previously notified the Company of the material inaccuracy and requested the Company to issue a corrective disclosure and the Company has failed to issue such a corrective disclosure within five days of your notification and request.

10. Nondisparagement. Neither you nor the Company will make to any person outside the employment of that party any tortiously defamatory or disparaging statement with regard to the other party or the other party's business.

11. General Release of Claims. In consideration of the payments and benefits described in paragraphs 1, 2 and 3 above, you, for yourself, your heirs, executors, administrators and assigns, remise, release and forever discharge the Company and its subsidiaries and their respective officers, directors, shareholders, employees, affiliates, successors and assigns, and each of them, of and from any claim or cause of action known or unknown, suspect or unsuspected, and specifically including but not limited to claims of employment discrimination, wrongful termination, breach of contract or the like under the Older Workers Benefit Protection Act of 1990, the New York Human Rights Act, the Pennsylvania Human Rights Act, Title VII of the Civil Rights Act, the New York and Pennsylvania State Constitutions, and any other federal, state or local laws or ordinances, and common law claims under tort, contract or any other theories now or hereafter recognized, which you have, many have or have had against the Company and its subsidiaries and their respective officers, directors, shareholders, employees, affiliates, subsidiaries, successors and assigns from the beginning of time through your last day of employment.

12. Termination of Employment. The purpose of our agreement is to affirm and effect a complete termination of our relationship on mutually acceptable terms and this letter constitutes our complete agreement with respect to the subject matter. You acknowledge and agree that, effective as of November 20, 2000, you have not and shall not render any further services to the Company in the capacity of employee, officer or director of the Company, and that, as of November 20, 2000, any and all positions that you have heretofore held with the Company, its


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subsidiaries and affiliates have been terminated. You further acknowledge and agree that, effective as November 20, 2000, you were not and shall no longer be authorized to represent, to incur any expenses or liabilities or to take any other action on behalf of the Company. In addition, you acknowledge and agree that the Company shall not have any obligation, contractual or otherwise, to rehire, reemploy or recall you in the future and/or to pay or to make available to you any additional compensation or benefits after November 20, 2000 except as required by law or as specifically provided herein. This Agreement may be amended only by a writing signed by you and the C.E.O. of the Company.

13. Employee Acknowledgment. In executing this termination agreement and the general release contained below, you acknowledge the following:

         a) I, Mark Gercenstein, have read all of the terms of this Agreement, and I have had an opportunity to discuss it with individuals of my own choice who are not associated with the Company. I have been advised by the Company to consult with an attorney of my own choosing.

         b) I have been given the opportunity to take a period of at least twenty one (21) days until December 28, 2000 within which to consider this agreement. If I choose to sign this agreement before that date, I do so knowingly and voluntarily.

         c) I understand that I have the right to change my mind and cancel this agreement within seven (7) days following the date that I sign it. This agreement will not be effective until the end of this period.

         d) I understand the terms of this Agreement, including the fact that I have permanently and irrevocably severed my employment relationship and directorship with the Company and that this Agreement releases forever the Company from any legal action rising from my employment and director relationships and the termination of my employment and director relationships with the Company. I sign this Agreement of my own free will in exchange for the consideration to be given to me, as listed above, which I acknowledge as adequate and satisfactory. Neither the Company, nor its agents, representatives or employees, have made any representations to me concerning the terms of effects for this Agreement, other than those contained in this Agreement. I also acknowledge that the parties have compiled with the requirements of the Older Workers Benefit Protection Act of 1990.

14. Company Acknowledgment. In the event of an acquisition of of more than fifty percent (50%) of the voting power represented by the outstanding stock of the Company on the date hereof or a sale of substantially all of the assets of the Company, and provided that the acquirer does not assume the Company's outstanding obligations to you contained herein, the Company shall pay the same to you (including a provision for the purchase of medical and dental benefits) in one-lump sum prior to said acquisition.

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This offer shall be void unless received by the Company fully executed by you and witnessed on or before January 4, 2001. Please indicate your agreement to the above terms by a copy of this letter in the space provided below and returning the same to me. As you will note, your signature must be witnessed.

INTERDIGITAL COMMUNICATIONS CORPORATION


By: /s/Jane Schultz
    --------------------------------
         Jane Schultz
         Associate General Counsel

Accepted and Agreed to:


/s/Mark Gercenstein                                  12/11/00
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Mark Gercenstein                                     Date


/s/Jane Mellars
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Witness









cc.  Gary Isaacs